QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of October 23, 2001, by and between WATER PIK TECHNOLOGIES, INC., a Delaware corporation with its principal place of business at 23 Corporate Plaza, Suite 246, Newport Beach, California 92660 (the "Company" or "Employer"), and Robert A. Shortt (the "Executive"), an individual residing in the State of California (the "Executive").

  RECITALS:

A.
The Executive has been continuously employed by the Company and/or by its former parent company, Allegheny Teledyne Incorporated and its subsidiaries ("ATI"), since June 28, 1998, and currently serves as the Executive Vice President—Sales, Marketing and Business Development of the Company.

B.
The Company and the Executive entered into an Employment Agreement dated June 28, 1999 (the "Original Agreement"), which was amended on September 1, 1999 and January 10, 2000.

C.
The passage of time and certain events, such as ATI's completion of a spin-off of the Company to ATI's shareholders on November 29, 1999, have resolved contingencies in certain provisions of the Original Agreement and have in some cases, rendered other provisions of the Original Agreement to be no longer relevant.

D.
The Company desires to amend and restate the Original Agreement and its amendments, if any, in its entirety, within this Agreement in order to eliminate unnecessary language, modify severance and change in control provisions, make certain provisions consistent with California law and implement other changes as deemed necessary by the Company and the Executive.

E.
The Company believes the Executive will continue contributing to the growth and profitability of the Company and desires to retain the Executive as the Executive Vice President—Sales, Marketing and Business Development of the Company.

F.
The Executive represents that Executive has a right to enter into this Agreement, that there are no restrictions imposed by any third party Agreement which would prevent the Executive from honoring all terms of this Agreement, and that the Executive will not enter into any arrangement in conflict with the terms of this Agreement.

G.
The Executive is willing to make Executive's services available to the Company on the terms and conditions hereinafter set forth.

H.
The Executive and the Company acknowledge that this Agreement supersedes the Original Agreement and any previous amendments to the Original Agreement.

AGREEMENT

        Therefore, in consideration of the premises, mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employer and the Executive hereby agree as follows:

        1.    Employment.    Commencing on June 28, 1999, (the "Effective Date"), Employer, in reliance on the representations of Executive set forth herein, shall employ (either directly or through assumption of the Original Agreement from ATI) the Executive and the Executive shall accept employment by Employer, upon the terms and conditions set forth in this Agreement. The effectiveness of the Original Agreement was subject to the Executive's satisfactory completion of the Company's standard pre-employment physical examination and drug and alcohol screen, which Company and Executive acknowledge as completed prior to the Effective Date.

        2.    Term.    The term of employment (the "Term") of this Agreement shall begin on the Effective Date and, except as otherwise provided in Sections 7, 8, 9, 10, 11 and 12 below, shall end on the first anniversary date of the Effective Date. The Term of this Agreement shall be automatically and without action by either party extended for one additional calendar month on the last business day of each calendar month (each, an "Extension Date") so that at any given time there are no fewer than eleven (11) nor more than twelve (12) months remaining unless one party gives written notice to the other that it no longer wishes to extend the Term of this Agreement, after which written notice, the Term shall not be further extended except as may be provided in the following sentence. However, in the event a Change in Control occurs during the Term, this Agreement will remain in effect for the longer of: (i) the expiration of the Term; or (ii) until all obligations of the Company hereunder have been fulfilled and all benefits required hereunder have been paid to the Executive or other party entitled thereto.    The last day of the calendar month in which the Term hereof, as extended from time to time, is then due to expire is hereinafter referred to as the "Expiration Date."

        3.    Duties.    The Executive will serve as Executive Vice President—Sales, Marketing and Business Development of the Company and shall report to the President and Chief Executive Officer ("CEO"). The Executive shall perform such duties as are consistent with the role of Executive Vice President—Sales, Marketing and Business Development of the Company and such other duties as may be reasonably assigned to Executive by the CEO.

        4.    Compensation.    During the Term, Executive shall be compensated as follows:

          (a)    Salary.    As of the date of this Agreement, Executive is paid an annual salary (the "Annual Base Salary") of $260,000.00 to be distributed in equal periodic installments according to Employer's customary payroll practices. The Annual Base Salary will be reviewed annually by the CEO and increased (but not decreased) if the CEO, in its discretion, determines an increase to be appropriate, based on the types of factors the CEO usually takes into account in reviewing executive level salaries, including, but not limited to, cost-of-living factors.

          (b)    Annual Incentive Compensation.    The Company will provide the Executive with a target bonus opportunity of forty-five percent (45%) of Annual Base Salary under the Company's Annual Incentive Plan ("AIP"), subject to the approval of the Company's Board of Directors or applicable committee thereof. The Annual Incentive Plan compensation paid pursuant to this subparagraph (b) is referred to as the "AIP Bonus."

          (c)    Stock Options.    The Company will grant to the Executive options to purchase such shares of common stock of the Company as the Board of Directors may approve from time to time in light of recommendations by the appropriate committee of the Board. The vesting schedule and other terms and conditions of such options shall be determined by the appropriate committee of the Board of Directors, provided, however, that the initial stock option grant to the Executive shall become exercisable cumulatively in accordance with the following schedule: 20% of the shares at any time after the first anniversary of the issue date; an additional 30% of the shares at any time after the second anniversary of the issue date; and the remaining 50% of the shares at any time after the third anniversary of the issue date. Unless otherwise specified in the grant, all options granted after the initial grant shall become exercisable in accordance with the following schedule: one third of the shares at any time after the first anniversary of the issue date, an additional third of the shares at any time after the second anniversary of the issue date, and the remaining number of shares at any time after the third anniversary of the issue date. In the event of a "Change in Control" as defined herein, all options outstanding shall become immediately exercisable; provided, however, this provision shall not be applicable if any Change in Control results from Executive's acquisition or beneficial ownership (within the meaning of Rule 13d.3 under the Securities Exchange Act) of common stock or Company voting securities.

          (d)    Certain Additional Payments.    In addition to the above payments, the Executive is entitled to the aggregate sum of $180,000.00 in cash installments beginning on or after Effective Date. The Executive acknowledges that as of the date of the Agreement, such additional payments have been received by the Executive.

        5.    Expense Reimbursement and Other Benefits.

          (a)    Reimbursement of Expenses.    During the term of Executive's employment hereunder, Employer, upon the Executive's submission of proper substantiation in accordance with Employer's standard procedure, including copies of all relevant invoices, receipts or other evidence reasonably requested by Employer, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of Employer.

          (b)    Employee Benefits.    The following benefits shall be provided by the Company: (i) Executive shall participate in the Group Health Plan (medical, dental, vision coverage as applicable), Group Life Insurance Plan, Group Disability Insurance Plan and all other insurances, or insurance plans and all employee benefit plans provided to employees of the Company (collectively, the "Welfare Benefits"), and executive benefits and bonuses covering comparable level employees of the Company as are now or may in the future be in effect, subject to applicable eligibility requirements (Company will pay no less than the total actual cost of the Group Health Plan premiums); (ii) Executive shall participate in additional benefit plans, (collectively, the "Executive Benefits") which include: one Company paid well physical examination program per calendar year at the facility of Executive's choice up to a maximum of $1,000.00 per year, tax preparation and financial planning for the Executive on an annual basis up to a maximum of $5,000.00, supplemental Company paid life and disability insurance at no less benefit than the benefit amounts in effect as of this Agreement date, and (iii) the Executive shall participate in accordance with their respective terms in any qualified and non-qualified, defined benefit and defined contribution plans provided to employees of the Company.

          (c)    Automobile.    During the Term, Employer shall provide the Executive with a monthly automobile allowance of not less than $750.00 per month, and an amount intended to compensate for the tax impact of the monthly automobile allowance, to be paid with regular payroll, in equal periodic installments, according to Employer's customary payroll practices.

          (d)    Vacation.    Beginning January 1, 2002, the Executive shall earn paid vacation at the rate of four (4) weeks for each year of active service. The Executive will also be entitled to the paid holidays and other paid leave set forth in Employer's policies. Vacation days that are not used by Executive during any calendar year may be carried over from year to year, but at no time can Executive accrue more than eight (8) weeks of unused vacation. Once that limit is reached, Executive shall not accrue further vacation unless and until Executive has used some or all of Executive's accrued vacation. Holidays during any fiscal year that are not used by the Executive during such fiscal year may not be carried over and used in any subsequent fiscal year.

          (e)    Relocation.    The Executive acknowledges that he has been provided with all promised moving, relocation and other benefits, related to the Executive's relocation to California for the Company.

        6.    Restrictions.

          (a)    Non-competition.    During the Term, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an executive, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company (for this purpose, any business that engages in the development, manufacture, distribution or sale of products similar to those products developed, manufactured, distributed, sold or in development by the Company at the time of termination of the Agreement shall be deemed to be in competition with the Company); provided that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the NASDAQ Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than 5% of any class of capital stock of such corporation.

          (b)    Nondisclosure.    During the Term and for a one (1) year period after the termination of the Term for any reason, the Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its or their respective businesses. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law. None of the foregoing obligations and restrictions apply to any Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of disclosure by the Executive.

          (c)    Nonsolicitation of Employees and Clients.    During the Term and for a one (1) year period after the termination of the Term for any reason, the Executive shall not, directly or indirectly, for the Executive or for any other person, firm, corporation, partnership, association or other entity, other than in connection with the performance of Executive's duties under this Agreement, (i) solicit for employment or attempt to employ or enter into any contractual arrangement with any employee or former employee of Employer, unless such employee or former employee has not been employed by Employer for a period in excess of six (6) months, (ii) call on or solicit any of the actual or targeted prospective clients of Employer on behalf of any person or entity in connection with any business competitive with the business of Employer if any Confidential Information was or would be used or disclosed by Executive in the course of identifying, calling on, or soliciting such actual or targeted prospective clients, and/or (iii) make known the names and addresses of such clients or any information relating in any manner to Employer's trade or business relationships with such customers (unless the Executive can demonstrate that such information was or became generally available to the public other than as a result of a disclosure by the Executive).

          (d)    Ownership of Developments.    All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for Employer or its customers (collectively, the "Work Product") shall belong exclusively to Employer and shall, to the extent possible, be considered a work made by the Executive for hire for Employer within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for Employer, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. In accordance with California Labor Code section 2860, this provision for assignment of inventions shall not apply to an invention that was developed by Executive entirely on the Executive's own time without using any of Employer's equipment, supplies, facilities, or trade secret information, unless the invention (i) relates at the time of conception or reduction to practice to Employer's business, or actual or demonstrably anticipated research or development of Employer, or (ii) results from work performed by the Executive for the Employer. Upon the request of Employer, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

          (e)    Books and Records.    All books, records, and accounts relating in any manner to the customers of Employer, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of Employer and shall be returned immediately to Employer on termination of the Executive's employment hereunder or on Employer's request at any time.

          (f)    Definition of Company.    Solely for purposes of this Section 6, the term "Company" also shall include, along with all current direct and indirect subsidiaries, any existing or future subsidiaries of the Company or the Parent Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company or the Parent Company during the periods described herein.

          (g)    Acknowledgment by Executive.    The Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 6 are reasonably necessary to protect the legitimate business interest of Employer including the Confidential Information of the Company and the goodwill it has developed with its customers and targeted prospective clients, and (ii) the restrictions contained in this Section 6 (including without limitation the length of the term of the provisions of this Section 6) are not overbroad, over long, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause the Executive any undue hardship, financial, or otherwise, and that enforcement of each of the covenants contained herein will not impair the ability to obtain employment commensurate with the abilities and on terms fully acceptable to the Executive or otherwise to obtain income required for the comfortable support of self and family and the satisfaction of the needs of creditors. The Executive acknowledges and confirms that the Executive's special knowledge of the business of the Company is such as would cause Employer serious injury or loss if the Executive was to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 6. The Executive further acknowledges that the restrictions contained in this Section 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, Employer's successors and assigns.

          (h)    Reformation by Court.    In the event that a court of competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

          (i)    Extension of Time.    If the Executive shall be in violation of any provision of this Section 6 then each time limitation set forth in this Section 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If Employer seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

          (j)    Survival.    The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

        7.    Death.    The Term shall terminate upon the death of the Executive and be of no further force or effect. Upon such termination, Employer will pay the Executive's estate a lump sum equal to the sum of (A) one times the Annual Base Salary at the date of termination and (B) one times the full amount of the AIP Bonus available to Executive, for the full year in which the death occurred or the previous year, whichever year is higher, at the full target bonus opportunity percentage provided under Section 4(b) of this Agreement, to be calculated as if 100% of all corporate and personal performance objectives in the AIP were achieved.

        8.    Disability.    If during the Term Executive is unable to perform services, by reason of illness or incapacity, even with reasonable accommodation of any disability as required by applicable law, for a period of 180 consecutive days or more, Employer may, at its option, upon written notice to Executive, terminate the Term and employment hereunder. If the Term is terminated as a result of the Executive's disability, Employer will pay the Executive, at the time of termination, (A) one times Annual Base Salary at the date of termination, to be distributed in periodic installments according to Employer's customary payroll practices, (B) a lump sum equal to one times the full amount of the AIP Bonus available to Executive, for the full year in which the termination occurred or the previous year, whichever year is higher, at the full target bonus opportunity percentage provided under Section 4(b) of this Agreement, to be calculated as if 100% of all corporate and personal performance objectives in the AIP were achieved. Employer shall also continue to pay the premiums for the same or substantially similar Welfare Benefits for the remainder of the Term. Notwithstanding the foregoing, if the Executive shall find other employment during the payment period pursuant to this Section 8, then the Executive shall promptly notify Employer in writing of the date and terms of such employment and Employer shall be entitled to reduce the amount payable to the Executive pursuant to this Section 8 during the period from the commencement of such other employment by the cash compensation received and to be received by the Executive for services rendered in connection with such other employment. Employer reserves the right to provide this benefit through a policy of insurance.

        9.    Termination for Cause.

          (a)  Employer shall have the right to terminate the Term and the Executive's employment hereunder for Cause (as defined below). Upon any termination pursuant to this Section 9, Employer shall pay to the Executive any unpaid Annual Base Salary through the effective date of termination specified in such notice of termination. Employer shall have no further liability hereunder (subject, however, to the provisions of Section 5(a) and (d)).

          (b)  For purposes hereof, the term "Cause" shall mean the Executive's conviction of a felony; the Executive's personal dishonesty directly affecting the Company; willful misconduct or gross negligence (which is not cured after prior written notice to the Executive from the President and Chief Executive Officer unless not curable or such misconduct or gross negligence is injurious to Employer); breach of a fiduciary duty involving personal profit to the Executive; or intentional failure to substantially perform duties after written notice to the Executive from the President and Chief Executive Officer that, in the reasonable judgment of the President and Chief Executive Officer the Executive has failed to perform specific duties.

        10.    Termination Without Cause.    At any time Employer shall have the right to terminate the Term and the Executive's employment hereunder without Cause by written notice to the Executive. Upon any termination pursuant to this Section 10 (that is not a termination under any of Sections 7, 8, 9, 11 or 12), Employer shall (A) pay the Executive a lump sum equal to one full year of the Executive's Annual

Base Salary as of the date of termination; (B) pay Executive a lump sum equal to the full amount of the AIP Bonus available to Executive, for the full year in which the termination occurred or the previous year, whichever year is higher, at the full target bonus opportunity percentage provided under Section 4(b) of this Agreement, to be calculated as if 100% of all corporate and personal performance objectives in the AIP were achieved; and (C) provide and pay the full amount of employer and employee share of the premiums for continued coverage of the Executive and Executive's spouse and dependents under the Employer's Welfare Benefits, pursuant to COBRA as applicable, for a period of one year after the date of termination or until and to the extent the Executive is covered by comparable Welfare Benefits, whichever occurs first, and in the event such continued coverage is not allowed by law or the Employer's Welfare Benefits plans, the Executive shall be entitled to the cash equivalent of the premiums for such benefits and the federal income tax consequences of such payments. The Company shall have no further liability hereunder (subject, however, to the provisions of Section 5(a) and (d)). The Executive shall be entitled to receive all severance payments and benefits hereunder regardless of any future employment undertaken by the Executive as long as the Executive is in full compliance with the terms of this Agreement.

        11.    Termination by Executive.

          (a)  The Executive shall at all times have the right, upon 30 days written notice to Employer, to terminate the Term and employment hereunder.

          (b)  Upon any termination pursuant to this Section 11 by the Executive without Good Reason (as defined below), Employer shall pay to the Executive any unpaid Annual Base Salary through the effective date of termination specified in such notice. Employer shall have no further liability hereunder (subject, however, to the provisions of Section 5(a) and (d)).

          (c)  Upon any termination pursuant to this Section 11 by the Executive for Good Reason under Sections 11(d)(i), 11(d)(ii) or 11(d)(iii), Employer shall pay to the Executive the same amounts that would have been payable by Employer to the Executive under Section 10 of this Agreement as if the Executive's employment had been terminated by Employer without Cause. Upon any termination pursuant to this Section 11 by the Executive for Good Reason under Section 11(d)(iv), Employer shall (A) pay Executive a lump sum equal to the sum of two full years of the Executive's Annual Base Salary as of the date of termination; (B) pay Executive a lump sum equal to two times the full amount of the AIP Bonus available to Executive, for the full year in which such termination occurs or the previous year, whichever year is higher, at the full target bonus opportunity percentage provided under Section 4(b) of this Agreement, to be calculated as if 100% of all corporate and personal performance objectives in the AIP were achieved; (C) pay Executive a lump sum equal to the pro-rated amount of the AIP Bonus Executive would have earned for the year in which such termination occurs, to be calculated as if 120% of all applicable corporate and personal performance objectives in the AIP were achieved, but pro-rated based on the number of full months of employment completed by Executive in the year which such termination occurs; (D) pay Executive a lump sum equal to the pro-rated amount of the cash portion of the Performance Share Plan Executive would have earned, to be calculated as if 120% of all applicable performance objectives in the Performance Share Plan were achieved, but pro-rated based on the number of full months of employment completed by Executive in the year in which such termination occurs; (E) cause all outstanding unvested stock options issued to the Executive, including options issued under the Performance Share Plan, to become immediately vested and exercisable and remove all restrictions on restricted stock awarded; (F) cause the Executive's interest in the Company's contribution to the non-qualified deferred compensation plan to become immediately vested; (G) pay up to Twenty Five Thousand Dollars ($25,000) toward appropriate executive-level outplacement or job search assistance for Executive; and (H) provide continuation coverage of the Executive and Executive's spouse and dependents under the Employer's Welfare Benefits, pursuant to COBRA as applicable, for a period of 36 months after the date of termination or until the Executive is covered by comparable Welfare Benefits medical plan, whichever occurs first, and if such continued coverage is not allowed by law or the Employer's Welfare Benefits plans, the Executive shall be entitled to the cash equivalent of premiums for such benefits not allowed and the federal income tax consequences of such payments. Except as provided in this Section, Employer shall have no further liability hereunder (subject, however, to the provisions of Section 5(a) and (d)).

          (d)  For purposes of this Agreement, "Good Reason" shall mean:

              (i)  the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by Employer which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive;

            (ii)  any failure by Employer to comply with any of the pay and benefits or other material provisions of Sections 4 and 5 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive;

            (iii)  the Employer requires Executive to relocate to an office that is greater than thirty-five (35) miles from the Executive's office as of the date of this Agreement, provided that the new office is more than thirty-five (35) miles from the Executive's home, except for required travel on Company's business to an extent substantially consistent with the Executive's present business obligations; or

            (iv)  in the event that (A) a Change in Control (as defined in Section 12 hereof) in Employer shall occur during the Term and (B) either in anticipation of the Change in Control or within two (2) years after the date of the Change in Control, Executive's employment with Employer is terminated by Employer without Cause, as defined in Section 9(b) (and other than pursuant to Section 7 by reason of the Executive's death or Section 8 by reason of the Executive's disability), or the Executive terminates the Term and his employment for Good Reason pursuant to Sections 11(d)(i), 11(d)(ii) or 11(d)(iii).

        12.    Change in Control.

          (a)  For purposes of this Agreement, the term "Change in Control" shall mean:

              (i)  Approval by the stockholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the stockholders of Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or (y) a liquidation or dissolution of Employer or (z) the sale of all or substantially all of the assets of Employer (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

            (ii)  Individuals who constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Incumbent Board, provided that any person becoming a director subsequent to the date hereof, whose election, or nomination for election by stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

            (iii)  The acquisition (other than from Employer) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act (excluding, for this purpose, Employer or its subsidiaries, or any executive benefit plan of Employer or its subsidiaries) which acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act), of 20% or more of either the then outstanding shares of the Company or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the applicable entity.

          (b)  The payments made pursuant to the provisions of Section 11 as a result of a termination by the Executive for the Good Reason described in Section 11(d) above shall be in lieu of any and all compensation due to Executive for the years that would otherwise be remaining in the Term. Upon receipt of said lump sum payment, this Agreement and all rights and duties of the parties shall be terminated, except as follows: Sections 6 and 13 through 23 shall remain in effect by their terms. In consideration for such lump sum payment and for the right to terminate under the conditions set forth above, Executive agrees to consult with Employer (or its successors), and its officers if requested to do so for a period of at least one (1) year from the date of such termination. However, Executive shall be required to devote only such part of time to such services as Executive believes reasonable in Executive's sole discretion, including not interfering with Executive's employment, and the time and date such services are offered shall be determined by Executive so long as that time and date is within a reasonable period of time after the request. It is expressly agreed that the Company's rights to avail itself of the advice and consultation services of Executive shall at all times be exercised in a reasonable manner, that adequate notice shall be given to Executive in such events, and that non-compliance with any such request by Executive for good reason, including, but not limited to, ill health or prior commitments, shall not constitute a breach or violation of this Agreement. Executive agrees that, except for reimbursement of all reasonable expenses incurred by Executive with respect to such consultation and advisory services, payable as such consultation and advisory services are rendered, Executive shall not be entitled to any further compensation. It is understood that in furnishing any advisory and consulting services provided herein, Executive shall not be an employee of Employer but shall act in the capacity of independent contractor.

        13.    Waivers.    It is understood that either party may waive the strict performance of any covenant or agreement made herein; however, any waiver made by a party hereto must be duly made in writing in order to be considered a waiver, and the waiver of one covenant or agreement shall not be considered a waiver of any other covenant or agreement unless specifically in writing as aforementioned.

        14.    Savings Provisions.    The invalidity, in whole or in part, of any covenant or restriction, or any section, subsection, sentence, clause, phrase or word, or other provisions of this Agreement, as the same may be amended from time to time shall not affect the validity of the remaining portions thereof.

        15.    Governing Law.    The Agreement shall be construed in accordance with and governed by the laws of the State of California without giving effect to its choice of law provisions.

        16.    Notices.    If either party desires to give notice to the other in connection with any of the terms and provisions of this Agreement, said notice must be in writing and shall be deemed given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case addressed to the party for whom it is intended as follows (or such other addresses as either party may designate by notice to the other party and, after the IPO/Spin-off, at the Parent Company's or Company's then principal executive offices):

If to Employer:	Michael P. Hoopis Water Pik Technologies, Inc. 23 Corporate Plaza Suite 246 Newport Beach, CA 92660
If to Executive:	At the most recent home address of the Executive on the official records of the Employer

        17.    Costs and Attorneys' Fees.    In the event any legal action is necessary to enforce or interpret this Agreement, including but not limited to a suit in equity, an action at law, or by arbitration, the prevailing party shall recover all costs and attorneys' fees, whether settled out of court, arbitrated, or tried (at both trial and appellate levels).

        18.    Section 162(m) Limits.    If and to the extent that any remuneration payable by Employer to the Executive for any year would exceed the maximum amount of such remuneration that Employer may deduct for that year by reason of Section 162(m) of the Code, payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred so that it shall become payable at such time or times as the Board reasonably determines that it would be deductible by Employer under Section 162(m), with interest at the "short-term applicable federal rate" as such term is defined in Section 1274(d) of the Code. This provision shall not apply to payments due pursuant to Sections 11(c) and (d) as a result of a Change in Control as defined in Section 12.

        19.    Certain Additional Payments by the Company.

          (a)  In the event it is determined pursuant to subsection (b) of this Section 19 that any payment, benefit or other event to or for the benefit of Executive (whether such payment, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 19(a)—(d) (each a "Payment" and collectively the "Payments") is subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and any successor provision or any comparable provision of state or local income tax law (collectively, "Section 4999"), then, within 10 days after such determination, the Company shall pay to Executive (or to the applicable taxing authority on Executive's behalf) an additional cash payment (hereinafter referred to as the "Gross-Up Payment") equal to an amount such that after payment by Executive of all taxes imposed or incurred with respect to the Gross-Up Payment (including excise taxes imposed upon the Gross-Up Payment), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. This provision is intended to put Executive in the same position as Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

          (b)  The determination that a Payment is subject to an Excise Tax shall be made in writing by a certified public accounting firm selected by Company ("Company's Accountant"). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations (the written determination of the Company's Accountant, hereinafter, the "Company's Determination"). The Company's Determination may be reviewed on behalf of the Executive by a certified public accounting firm selected by the Executive (the "Executive's Accountant"). The Executive shall notify the Company within 10 business days after receipt of the Company's Determination of any disagreement or dispute therewith, and failure to so notify within that period shall be considered an agreement by the Executive to accept the proposed payment as provided in subsection (a) above within 10 days from the expiration of such 10 business-day period. In the event of an objection by the Executive to the Company's Determination, any amount not in dispute shall be paid within 10 days following the 10 business-day period referred to herein, and with respect to the amount in dispute the Executive's Accountant and the Company's Accountant shall jointly select a third nationally recognized certified public accounting firm to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon the Executive and the Company. In such a case, the third accounting firm's findings shall be deemed the binding determination with respect to the amount in dispute, obligating the Company to make any payment as a result thereof within 10 days following the receipt of such third accounting firm's determination. The fees for Executive's Accountant shall be paid by the Executive. All other fees and expenses of each of the accounting firms referred to in this Section shall be paid solely by the Company.

          (c)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 19 (a), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 19 (a) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 19 (a), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          (d)  In the event that any state or municipality or subdivision thereof shall subject any Payment to any special tax which shall be in addition to the generally applicable income tax imposed by such state, municipality, or subdivision with respect to receipt of such Payment, the foregoing provisions of this Section 19 shall apply, mutatis mutandis, with respect to such special tax.

        20.    No Third Party Beneficiary.    Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than Employer, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

        21.    Waiver of Jury Trial.    ALL PARTIES KNOWINGLY WAIVE THEIR RIGHTS TO REQUEST A TRIAL BY JURY IN ANY LITIGATION IN ANY COURT OF LAW, TRIBUNAL OR LEGAL PROCEEDING INVOLVING THE PARTIES HERETO OR ANY DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

        22.    Successors.

          (a)  This Agreement shall inure to the benefit of and be binding upon the Executive and the Executive's assigns, heirs, representatives or estate.

          (b)  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

        23.    Complete Agreement:    This Agreement constitutes the complete agreement of the parties, and supersedes all prior or contemporaneous agreements and understandings, whether oral, written or implied, regarding the subject matter. Both parties acknowledge that in entering into this Agreement, they have not relied on any promise, assurance, or representation other than those expressly set forth in this Agreement.

        IN WITNESS WHEREOF, WATER PIK TECHNOLOGIES, INC., by its appropriate officer, signed this Agreement and Executive has signed this Agreement, as of the day and year first above written.

WATER PIK TECHNOLOGIES, INC.
By:	/s/ MICHAEL P. HOOPIS Michael P. Hoopis President and Chief Executive Officer
EXECUTIVE

/s/ ROBERT A. SHORTT Robert A. Shortt

QuickLinks

AMENDED AND RESTATED EMPLOYMENT AGREEMENT